First Amendment
                                       To
                Amended and Restated Expense Limitation Agreement


     THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT ("Amendment") for the EARNEST PARTNERS FIXED INCOME TRUST ("Fund") is made and entered into this 12 day of December 2005, by and between EARNEST PARTNERS, LLC (the "Advisor") and THE NOTTINGHAM INVESTMENT TRUST II (the "Trust") on behalf of the EARNEST PARTNERS FIXED INCOME TRUST.

                                   WITNESSETH:

     WHEREAS, the Advisor and the Trust wish to amend that certain Amended and Restated Expense Limitation Agreement ("Agreement") dated July 21, 2005 between EARNEST Partners Limited, LLC and the Trust;

     WHEREAS, the EARNEST Partners Limited, LLC has merged with and into the Advisor;

     WHEREAS, the change of advisor does not result in a change of actual control or management and does not constitute an assignment for purposes of
Section 15(a)(4) of the Investment Company Act of 1940, as amended; and

     WHEREAS, the Trust and Advisor wish to amend the Agreement to reflect the change of advisor.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree to amend and modify the Agreement effective December __, 2005 as follows:

1. All references made to EARNEST Partners Limited, LLC shall now be replaced by reference to the Advisor.

2. This First Amendment may be executed in one or more counterparts, each of which when so executed will be deemed to be an original, but the counterparts will together constitute one and the same instrument.

3. Except as expressly modified or amended by this First Amendment, all other terms and provisions of the Agreement shall remain in full force and effect.

4. The Advisor hereby accepts and unconditionally assumes the obligation to perform and to comply with, and to be bound by, all of the covenants, liabilities, representations, warranties and contractual obligations of EARNEST Partners Limited, LLC under the Agreement, including, without limitation, all such covenants, liabilities, representations, warranties and contractual obligations that existed under the Agreement on or before the date that EARNEST Partners Limited, LLC merged with and into the Advisor, in the same manner and with the same force and effect as if the Advisor had signed and executed the original version of the Agreement as the investment advisor to the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers effective as of the date indicated above.


THE NOTTINGHAM INVESTMENT
TRUST II


By: /s/ Jack E. Brinson
   _________________________________
        Jack E. Brinson.
        Chairman


EARNEST PARTNERS, LLC


By: /s/ Paul E. Viera
   _________________________________
        Paul E. Viera
        CEO and Partner





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